Exhibit 99.1

[Chubb Logo]

Dear Chubb Colleagues:

I am writing today to inform you of the retirement January 1 of Chubb Vice Chair, Paul Krump. Paul is my colleague, partner, and advisor. I will miss him personally and professionally. At the same time, as a friend, I am truly happy for him as he begins a new and much deserved period in his life.

In my mind, Paul is an example to all of us of how to craft and live our professional lives. Honestly speaking, his tireless dedication and loyalty; his work ethic, deep knowledge and wisdom about our business; decency and humanity as a leader and person, is an example I hold out for others to emulate. He is a unique example of a true insurance professional – a student of the business for decades, his knowledge of underwriting is encyclopedic, but applied in a practical way. He is a deep and knowledgeable thinker about risk, pricing, and contract wording at a granular level across most all areas of insurance – commercial and personal. Too many underwriters today think they know the craft because they understand the basics of one line of business and market-based pricing and terms and conditions. I can assure you that’s not the real craft.

Paul underwrote and managed commercial and personal lines businesses, small and then large, his whole career. He ran our claims organization for years and has seen the promises we make come alive. He has eaten the cooking from underwriting. He knows the letter and spirit behind those promises we make and how to meet our customers’ expectations and, when their expectations are not realistic, how to make them truly understood. Beyond all of that, he leaves in place such a wonderful legacy of managers, underwriters and claims professionals he has personally trained and influenced, who know what it means to carry on with the true traditions of our business – a gift that contributes to what makes us special – and as, or more important, how to carry themselves with the behaviors he has taught them to emulate.

Paul, on behalf of all my colleagues, thank you, thank you, thank you, my dear friend. Chubb will always be your company and your home.

This communication was sent to all Chubb employees